Exhibit (d)(2)
June 16, 2009
CONFIDENTIALITY AGREEMENT
Ladies and Gentlemen:
          1.      In connection with our mutual consideration of a possible transaction (the “Transaction”) between Emerson Electric Co. and its subsidiaries and affiliates (“Emerson”), on the one hand, and Avocent Corporation and its subsidiaries and affiliates (“Avocent”), on the other, each party may have delivered or may in the future deliver to the other party or its Representatives (as defined below), certain oral, electronic, and written Information (as defined below) concerning the party or the Transaction.
          2.      As used herein, “Information” means (i) all data, reports, analyses, compilations, studies, interpretations, forecasts, records, software, and other materials (in whatever form or medium maintained, whether documentary, computer storage, or otherwise) that contain or otherwise reflect information concerning Avocent, Emerson, any of their respective subsidiaries or affiliates, or the Transaction, or their products trade secrets and other intellectual property, technology, know-how, plans, strategies, roadmaps, specifications and designs, equipment, facilities, assets, financial condition, protocols, prospects, customer and supplier lists, costs, production methods, processes, capacity, schedules, procurement requirements, and shipments, or any portion thereof, that one Party (as defined below) or its Representatives (as defined below) may provide to the other Party or its Representatives in the course of the evaluation of any Transaction (“Provided Information”), together with all notes, data, reports, analyses, compilations, studies, interpretations, forecasts, records, or other materials (in whatever form or medium maintained, whether documentary, computer storage, or otherwise) prepared by the Party receiving Provided Information or its Representatives that contain or otherwise reflect or are based upon, in whole or in part, any Provided Information (“Derived Information”), and (ii) the fact that discussions or negotiations are taking place between Avocent and Emerson concerning the Transaction and all information related thereto with respect to the Transaction, including the names of the Parties (or an identifiable description of them) and the status of the Transaction. As used herein, “Representatives” means, collectively, the controlled affiliates of Avocent or Emerson, as the case may be, and the respective directors, shareholders, officers, employees, financial advisors, lenders, accountants, attorneys, agents, equity investors, or controlling persons of Avocent or Emerson, as the case may be, or their controlled affiliates. As used herein, the term “person” shall be broadly interpreted to include, without limitation, any corporation, partnership, limited liability company, trust or other business entity, or individual; the term “Receiving Party” shall mean the person receiving Provided Information and/or preparing Derived Information; and the term “Providing Party” shall mean the person providing Provided Information. Avocent and Emerson are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
          3.      Avocent and Emerson agree that, in consideration of being furnished with the Information, all Information shall be kept confidential and shall not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives in any manner whatsoever, in whole or in part, other than to the Receiving Party’s Representatives, and shall not be used, directly or indirectly, for any purpose other than in connection with evaluating the Transaction and not in any way materially detrimental to the other Party. Moreover, Avocent and Emerson agree to reveal Information only to their Representatives if and to the extent that such Representatives, in the reasonable judgment of the Receiving Party, need to know any Information for the purpose of evaluating the Transaction and are informed of the confidential nature of the Information and shall be bound by the terms and conditions of this Agreement or by comparable confidential or fiduciary obligations. Avocent and Emerson shall each be responsible for any breach of this Agreement by their respective Representatives (including Representatives who, subsequent to the first date of disclosure of Information hereunder, became former Representatives). Avocent and Emerson shall take all reasonably necessary measures to maintain the confidentiality of the Information consistent with their respective obligations hereunder and to restrain their respective Representatives (or former Representatives) from unauthorized disclosure or use of the Information.
          4.      Avocent and Emerson agree that from the date hereof up to and including the date of acceptance by either Party of any written offer from the other Party relating to the Transaction or the date this Agreement is terminated, they and their Representatives shall not, without the other Party’s written consent, take any action that could be reasonably foreseen to result in a need for disclosure of any Information in any filing or other required disclosure.
          5.      If a Transaction is not consummated or if either Avocent or Emerson so requests, the other Party promptly will return to the requesting Party or destroy all copies of the Information in its possession and in the possession of its Representatives, provided, however, that (a) if a legal proceeding has been instituted to seek disclosure of the Information, such material shall not be returned or destroyed until the proceeding is settled or a final judgment with respect thereto has been rendered, and (b) this Agreement will continue to apply to the return or destruction of any Information, or documents or material containing or reflecting any Information and the Parties will continue to be bound by their obligations of confidentiality and other obligations hereunder. This Section 5 shall survive the termination of this Agreement.
          6.      This Agreement shall not apply to such of the Information as (a) is or becomes generally available to the public other than as a result of any disclosure or other action or inaction by the Receiving Party or anyone to whom the Receiving Party or any of its Representatives transmit or have transmitted any Information, (b) is or becomes known or available to the Receiving Party on a non-confidential basis from a source (other than the other Party or any of its subsidiaries or affiliates or any of their respective Representatives or pursuant hereto) that is not known by the receiving Party to be prohibited from disclosing such Information to the Receiving Party by a contractual, legal, or fiduciary obligation owed to the Providing Party or its Representatives or any other party, or (c) was or is independently developed by the Receiving Party or its Representatives without reference to or use of any Information.
          7.      Avocent and Emerson (i) acknowledge that neither of them or any of their subsidiaries or affiliates or any of their respective Representatives make any representation or warranty (express or implied) as to the accuracy or completeness of any Information, and (ii) agree to assume full responsibility for all conclusions they derive from the Information. Avocent and Emerson shall be entitled to, and shall, rely solely on representations and warranties made in any final agreement, if any, relating to the Transaction. Nothing contained in this Agreement nor the conveying of Information hereunder shall be construed as granting or conferring any rights by license or otherwise in any intellectual property of a Party or any Information. This Section 7 shall survive the termination of this Agreement.
          8.      In the event that Avocent and Emerson or any person to whom they or their Representatives transmit or have transmitted Information become legally compelled (by oral questions, interrogatories, requests for Information or documents, subpoenas, civil investigative demands, or in the case of Avocent or Emerson, pursuant to applicable law or regulation including, without limitation, any rule, regulation or policy statement of any national securities exchange on which its securities are listed or quoted, or otherwise) to disclose any such Information, the Party under the legal compulsion (the “Compelled Party”) shall provide the other Party with prompt written notice so that the other Party may seek a protective order or other appropriate remedy, or both, or waive compliance with the provisions of this Agreement, and the Compelled Party agrees to cooperate, at the other Party’s expense, with such efforts of the other Party to seek a protective order or other appropriate remedy. In the event that the other Party is unable to obtain a protective order or other appropriate remedy, or if it so directs the Compelled Party, the Compelled Party shall furnish only that portion of the Information that the Compelled Party is advised by the written opinion of its counsel that it is legally required to be furnished by it and shall exercise its reasonable best efforts, at the other Party’s expense, to obtain reliable assurance that confidential treatment shall be accorded such Information.
          9.      To the extent that any Information may include material subject to the attorney-client privilege, work product doctrine, or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Receiving Party understands that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine, or other applicable privilege. All Information provided by the Providing Party that is entitled to protection under the attorney-client privilege, work product doctrine, or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Nothing in this Agreement obligates the Providing Party to reveal material subject to the attorney-client privilege, work product doctrine, or any other applicable privilege.
          10.      The Parties also understand and agree that no contract or agreement providing for a Transaction with the other Party shall be deemed to exist between the Parties unless and until a definitive Transaction agreement has been executed and delivered, and the Parties hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with a possible Transaction with the other Party unless and until the Parties shall have entered into a definitive Transaction agreement. The Parties also agree that unless and until a Transaction agreement between the Parties has been executed and delivered, the Parties have no legal obligation of any kind whatsoever with respect to any such Transaction by virtue of this Agreement or any other written or oral expression with respect to such Transaction except in the case of this Agreement for the matters specifically agreed to herein. Except as set forth in any definitive Transaction agreement and in this Agreement, the Parties further understand that (i) the Parties shall be free to conduct the process for a possible Transaction as each in its sole discretion shall determine, (ii) any procedures relating to such possible Transaction may be changed at any time without notice to the other Party or any other Person, (iii) the Parties reserve the right, in their sole and absolute discretion, to reject any and all proposals and to terminate discussions and negotiations with the other Party at any time, and (iv) neither Party shall have any claims whatsoever against the other Party or any of its directors, officers, shareholders, owners, affiliates, or agents arising out of or relating to a possible Transaction with the other Party (other than those as against the parties to a definitive Transaction agreement in accordance with the terms thereof of pursuant to this Agreement).
          11.      The Parties agree that each shall not, for a period of one year after the date first above written, either directly or indirectly solicit, induce, recruit or encourage any of the other Party’s employees or consultants that the Party first meets in person or first becomes aware of in connection with its evaluation of the Transaction to terminate their relationship with such other Party, or attempt to solicit, induce, recruit, encourage, or take away employees or consultants of such other Party that the Party first meets in person or first becomes aware of in connection with its evaluation of the Transaction (provided that a Party’s classified advertisements of general circulation, or participation in job fairs, or other industry-wide searches with or without a recruiting firm’s assistance, solicitations by recruiting search forms that are not directed by the Party toward employees of such other Party or unsolicited contacts that are initiated solely by the other Party’s employees, and the recruitment and employment of such persons following such activities or unsolicited contacts, shall not be deemed to breach this section).
          12.      For a period commencing with the date first above written (the “Effective Date”) and ending on the earlier of (x) the second anniversary of the Effective Date or (y) the occurrence of a Significant Event (as defined below), neither Emerson nor any of its Representatives or affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall, directly or indirectly (including, without limitation, through an agent or affiliate), without the prior written consent of Avocent or its board of directors:
          (a)      acquire, agree to acquire, propose, seek, or offer to acquire, or facilitate, whether directly or indirectly, by purchase or otherwise, any Voting Securities (as defined below) or direct or indirect rights to acquire any Voting Securities of Avocent or any subsidiary thereof, or any assets of Avocent or any subsidiary thereof or of any such successor; or
          (b)      make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission (“SEC”)) or seek to advise or influence any person or entity with respect to the voting of any Voting Securities of Avocent; or
          (c)      make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, business combination, recapitalization, restructuring, or other extraordinary transaction involving Avocent or any of its subsidiaries, securities, or assets; or
          (d)      form, join, or in any way participate in a 13D Group (as defined below) in connection with any of the foregoing; or
          (e)      call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the stockholders of Avocent; or
          (f)      otherwise act or seek to control or influence the management, board of directors, or policies of Avocent; provided, however, that communications with Avocent’s board of directors shall not violate this Section 12; or
          (g)      take any action that could reasonably be expected to require Avocent to make a public announcement regarding the possibility of any of the events described in clauses (a) through (f) above; or
          (h)     request Avocent or any of its Representatives, directly or indirectly, to amend or waive any provision of this section 12.
For purposes of this section 12, (i) “Significant Event” shall mean any of (A) the acquisition by any person or “13D Group” (as defined below) of beneficial ownership of Voting Securities of Avocent or any subsidiary thereof representing 30% or more of the then-outstanding Voting Securities of Avocent or any subsidiary thereof; (B) the announcement or commencement by any person or 13D Group of a tender or exchange offer to acquire Voting Securities of Avocent or any subsidiary thereof which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities of Avocent or any subsidiary thereof owned by such person or 13D Group, 30% or more of the then outstanding Voting Securities of Avocent or any subsidiary thereof; or (C) the entry by Avocent or any subsidiary thereof into any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of Avocent or any subsidiary thereof would be converted into cash or securities of another person or 13D Group or 50% or more of the then-outstanding shares of common stock of Avocent or any subsidiary thereof would be owned by persons other than the then-current holders of shares of common stock of Avocent or any subsidiary thereof or which would result in assets representing 50% or more of the earning power of Avocent and its subsidiaries being sold to any person or 13D Group, or would result in less than 50% of the persons on the board of directors of the combined company immediately following the closing of such transaction consisting of nominees of Avocent; provided; however, the term “Significant Event” shall not include any agreement or any other action with respect to (i) the disposition of Avocent’s Equinox (serial) or Pro A/V businesses or (ii) any inter-corporate sale, merger, consolidation, amalgamation, liquidation, disposition, recapitalization, or other business combination; (ii) “Voting Securities” shall mean, at any time, shares of any class of capital stock of Avocent which are then entitled to vote generally in the election of directors; provided, that for purposes of this definition any securities which at such time are convertible or exchangeable into or exercisable for shares of common stock of Avocent shall be deemed to have been so converted, exchanged or exercised; and (iii) “13D Group” shall mean, with respect to the Voting Securities of Avocent, any group of persons which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of all such Voting Securities then outstanding.
          13.      This Agreement shall inure to the benefit of and be binding upon Avocent and Emerson and their respective successors and permitted assigns.
          14.      Each Party agrees that it may be irreparably injured by a breach of this Agreement by the other Party or its Representatives and that each such Party shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by either Party or their Representatives, but shall be in addition to all other remedies available at law or in equity.
          15.      Each Receiving Party is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, to the extent they are not already aware, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.
          16.      All notices required to be provided pursuant to this Agreement shall be in writing and addressed and shall be sent either by overnight delivery by a courier of national reputation (e.g. Federal Express) or by confirmed facsimile with the original sent either by overnight delivery or by U.S. mail:
(a)	in the case of Emerson:

Emerson Electric Co. 8000 West Florissant Avenue, P.O. Box 4100 St. Louis MO 63136 Attention: Craig W. Ashmore Fax: 314-553-1120

with a copy to:

Emerson Electric Co. 8000 West Florissant Avenue, P.O. Box 4100 St. Louis MO 63136

Attention: Frank L. Steeves Fax: 314-553-3205

(b)	in the case of Avocent:

Avocent Corporation 4991 Corporate Drive Huntsville, AL 35805 Attn: Michael J. Borman Fax: 256-430-4032

with a copy to:
Avocent Corporation 11335 NE 122nd Way, Suite 140 Kirkland, WA 98034 Attention: Samuel F. Saracino Fax: 425-497-5597
          17.      No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise of any right, power or privilege hereunder.
          18.      Any assignment of this Agreement by Avocent or Emerson without the prior written consent of the other Party shall be void.
          19.      This Agreement shall terminate two years from the date hereof; provided, however, that Sections 5 and 7 shall survive such termination in accordance with their terms and the obligation to protect and preserve the confidentiality of the other Party’s Information shall continue indefinitely with respect to such Information comprising trade secrets and marked or labeled as such.
          20.      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to provisions concerning conflicts of laws.
          21.     This Agreement contains the entire agreement between the Parties concerning the confidentiality of the Information and related matters, and shall be deemed to supersede all prior agreements between the Parties relating thereto, and no modifications of this Agreement or waiver of the terms and conditions hereof shall be binding upon the Parties unless approved in writing by each of Avocent and Emerson.
Signature page follows

          IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above.

EMERSON ELECTRIC CO.
By:	/s/ Frank Steeves
	Name:	Frank Steeves
	Title:	General Counsel

AVOCENT CORPORATION
By:	/s/ Samuel F. Saracino
	Name:	Samuel F. Saracino
	Title:	EVP & General Counsel